Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FROM:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

DATE:	July 24, 2007

ALBEMARLE, N.C. – Uwharrie Capital Corp, parent company for Bank of Stanly, Anson Bank and Trust and Cabarrus Bank and Trust, reported second quarter earnings of $717 thousand up from $441 thousand which represents an increase of 62.6% for the same period last year. For the six months ending June 30, 2007, earnings are $1.375 million compared to $867 thousand for the first six months of 2006, representing a 58.6% increase.

Total assets ended the quarter at $394 million, up from $365 million, June 30, 2006, representing 7.8% growth in assets. Roger Dick, Chief Executive Officer, said, “We are pleased with these results as the economies we serve have continued to improve from the general downsizing of jobs. Likewise, we have excellent overall asset quality at a time other peer banks are reporting deterioration of asset quality.”

Other favorable developments include the continued growth of the company’s non-interest income which exceeds $3 million year to date through June 30 and has increased 19.5% over last year.